CERTIFICATE OF OWNERSHIP AND MERGER

OF

PROTEA BIOSCIENCES GROUP, INC.

WITH AND INTO

SRKP 5, INC.

Under Section 253 of the Delaware General Corporation Law

SRKP 5, Inc., a Delaware corporation (the “Surviving Corporation”), hereby certifies as follows:

FIRST:  The Board of Directors of the Surviving Corporation has resolved to merge Protea Biosciences Group, Inc., a Delaware corporation and its wholly-owned subsidiary (the “Subsidiary Corporation”), with and into the Surviving Corporation, a copy of such resolution is set forth below:

“WHEREAS, the Sole Director and Sole Stockholder have determined that it is advisable, desirable and in the best interest of the Corporation to effectuate a merger (the “Merger”) pursuant to which its wholly-owned subsidiary, Protea Biosciences Group, Inc. (“PBG) will be merged with and into the Corporation, with the Corporation continuing as the surviving corporation upon the filing of a certificate of ownership and merger in substantially the form attached hereto as Exhibit A (the “Merger Certificate”); and

WHEREAS, the Sole Director and Sole Stockholder have determined it to be in the best interest of the Corporation to adopt the name of PBG as its own;

NOW, THEREFORE, BE IT:

RESOLVED, that the form, terms and provisions of the Merger Certificate with such additions, deletions and changes as the officers of the Corporation shall approve, with the execution thereof by the authorized officer to be conclusive evidence of the approval of any such additions, deletions and changes; and it is further

RESOLVED, that upon the filing of the Merger Certificate, PBG shall be merged with and into the Corporation, and the Corporation shall continue as the surviving corporation; it is further

RESOLVED, that each issued and outstanding share of PBG’s capital stock shall be extinguished, and shall not be converted in any manner, nor shall any cash or other consideration be paid or delivered therefor; and it is further

RESOLVED, that the proper officers of the Corporation be, and they hereby are, authorized and directed to effect the Merger and, in accordance with Section 253(b) of the DGCL, to change the Corporation’s name to “Protea Biosciences Group, Inc.”; and it is further

RESOLVED, that the proper officers of the Corporation be, and they hereby are, authorized and directed, by and on behalf of the Corporation, to take any and all actions, and prepare, execute, deliver and/or file any other documents, agreements or instruments, as such officers deems appropriate or reasonable to carry out the intent and accomplish the purposes of the foregoing resolutions.”

SECOND:  The Subsidiary Corporation was incorporated under the laws of the State of Delaware on August 25, 2011 under the name “Protea Biosciences Group, Inc.”

THIRD:  The Surviving Corporation was incorporated under the laws of the State of Delaware on May 24, 2005 under the name “SRKP 5, Inc.”

FOURTH:  Pursuant to Section 253(b) of the Delaware General Corporation Law, the Surviving Corporation shall change its name to “Protea Biosciences Group, Inc.”

FIFTH:  The designation and number of issued and outstanding shares of each class of the Subsidiary Corporation, all of which are owned by the Surviving Corporation are as follows:

DESIGNATION                                                                         NUMBER

Common Stock                                                                           1000

Upon the effectiveness of the merger herein certified, each issued and outstanding share of the Subsidiary Corporation’s capital stock shall be surrendered and extinguished, and shall not be converted in any manner, nor shall any cash or other consideration be paid or delivered therefor, inasmuch as the Surviving Corporation is the owner of all outstanding capital stock of the Subsidiary Corporation.

Signed on September 2, 2011
SRKP 5, INC.

	By:	/s/ Stephen Turner
	Name:	Stephen Turner
	Title:	President